-86-

EXHIBIT (23)-1




                        CONSENT OF INDEPENDENT AUDITORS





      We consent to the incorporation by reference in the Annual Report (Form 10-K) of TRINOVA Corporation for the year ended December 31, 1994, of our report dated January 25, 1995, included in Exhibit 13 to Form 10-K.

      Our audits also included the financial statement schedule of TRINOVA Corporation listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.







                                          /S/ ERNST & YOUNG LLP




Toledo, Ohio
March 20, 1995